UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

Ticotin,                Mark                      S.
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   (Last)               (First)                 (Middle)

12 Collingswood Road
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                                    (Street)

New York,                          New York                       10956
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   09/24/98

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Simon Property Group, Inc. paired with SPG Realty Consultants, Inc. (SPG)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


       Senior Executive Vice President
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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

   Common Stock of Simon Property        88,170                      D
   Group, Inc. paired with Common
   Stock of SPG Realty Consultants, Inc.
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   Series B Convertible Preferred         8,047                      D
   Stock of Simon Property Group, Inc.
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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


FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

Stock Option             9/24/99    9/24/08         Common Stock of        47,500        Fair market    D
(right to buy)                                      Simon Property                       value of
                                                    Group, Inc. paired                   Common Stock
                                                    with a beneficial                    of Simon
                                                    interest in Common                   Property Group,
                                                    Stock of SPG Realty                  Inc. on 9/24/98
                                                    Consultants, Inc.
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Stock Option             9/24/00    9/24/08         Common Stock of        47,500        Fair market    D
(right to buy)                                      Simon Property                       value of
                                                    Group, Inc. paired                   Common Stock
                                                    with a beneficial                    of Simon
                                                    interest in Common                   Property Group,
                                                    Stock of SPG Realty                  Inc. on 9/24/98
                                                    Consultants, Inc.

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Stock Option             9/24/01    9/24/08         Common Stock of        47,500        Fair market    D
(right to buy)                                      Simon Property                       value of
                                                    Group, Inc. paired                   Common Stock
                                                    with a beneficial                    of Simon
                                                    interest in Common                   Property Group,
                                                    Stock of SPG Realty                  Inc. on 9/24/98
                                                    Consultants, Inc.

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
Explanation of Responses:




  /s/ Mark S. Ticotin                                    September 24, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



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